Press Release	Source: Industrial Enterprises of America, Inc.

Robert Casper to Join ILNP Board of Directors
Thursday June 30, 10:15 am ET

HOUSTON--(BUSINESS WIRE)--June 30, 2005--Industrial Enterprises of America, Inc. (Pink Sheets: ILNP - News) announced the addition of Robert J. Casper to the Company's Board of Directors. Mr. Casper brings more than 25 years of executive-level management experience to ILNP. Mr. Casper served as President and Chief Operating Officer of US Life Corporation, a NYSE listed insurance holding company.

Crawford Shaw, CEO of ILNP, commented, "Mr. Casper's financial and management expertise coupled with his recent dealings in the gas and chemical industry allow him to provide valuable insight to our new campaign. His familiarity with the private equity markets and the process of acquiring and selling multi-million dollar companies will assist the implementation of ILNP's business plan. His experience in leading a significant public company on the NYSE will be useful when ILNP makes its way to the AMEX. We believe that Robert will be a valuable addition to our Board of Directors."

During his tenure at US Life Corporation, Mr. Casper was responsible for the development of operational policies and procedures, establishing interest rates and investment policy, and product development. Mr. Casper is currently the CEO of R.J. Casper & Associates, a private consulting firm. He is the Founder and Chairman of Concorde Specialty Gases, Inc., a leading independent producer and distributor of specialty gases utilized in a variety of industrial, commercial and consumer applications.

Mr. Casper brings his experience of serving on numerous companies' boards including United States Life, All-American Life, Old Line Life, United States Credit Life and United States Equity Sales to ILNP. Presently, he is a Director of Sandy Hook Limited as well as CG Ltd., both located in London.

About ILNP

Industrial Enterprises of America, Inc. "ILNP" specializes in converting Hydroflurocarbon gases, (HFC) R134a and R152a, into branded and private label refrigerant and propellant products. Headquartered in Houston Texas, with manufacturing and packaging facilities in New Jersey, ILNP's products serve a variety of industries. For more information about ILNP visit www.TheOtherGas.com

Contact:
For Industrial Enterprises of America, Inc.
Investors & Public Relations:
David Zazoff, 212-505-5976
PressReleases@Za-Consulting.net

Source: Industrial Enterprises of America, Inc.